Exhibit 99.6

IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER’S RULES.

CUE

STOCK OPTION AGREEMENT

Cue Inc., a California corporation (the “Company”), hereby grants to the optionee named below an option (“Option”) to purchase shares of Its Class A Common Stock (the “Shares”). The terms and conditions of this Option are set forth in this cover sheet and in the attachment (the “Agreement”).

Date of Option Grant:	July 21, 2014

Name of Optionee or Purchaser:	Sirilak Sattayasamitsathit

Number of Shares:	94,260

Exercise Price per Share:	$0.27

By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement.

Optionee:
(Signature)

Company:
Ayub Khattak, Chief Executive Officer

STOCK OPTION AGREEMENT

Vesting	So long as you remain an employee of the company in each instance, 25% of the Option (or 23,565 shares) shall vest at the one year anniversary of the Date of Option Grant, and an additional 1/48th of the Option shall be released on the first day of each month thereafter, commencing on and including August 2015, until all of the shares shall have been released from the Option.

Term	Your Option will expire in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Date of Grant, as shown on the cover sheet.

Acceleration	Notwithstanding anything to the contrary contained herein, if, during the Vesting Period, the Company is acquired by means an Acquisition Event (defined below), no unvested shares shall vest prior to the closing of such Acquisition Event. For purposes of the this Agreement, “Acquisition Event” means the acquisition of the Company by means of (i) a merger, consolidation or other form of corporate reorganization or recapitalization or (ii) the sale of all or substantially all of the assets or capital stock of the Company which will result in the Company’s shareholders immediately prior to such transaction not holding (by virtue of such shares or securities issued solely with respect thereto) at least 50% of the voting power of the surviving, continuing or purchasing entity.

Termination	Upon termination of the Employment Agreement for any reason, with or without cause, then your Option will stop vesting and you may exercise your Option only with respect to your vested Shares at any time during the ten-year term of this Option.

Restrictions on Exercise	The Company will not permit you to exercise this Option if the issuance of Shares at that time would violate any law or regulation.

Notice of Exercise	When you wish to exercise this Option, you must notify the Company by giving your written notice of exercise to the Chief Executive Officer of the Company. Your notice must specify how many Shares you wish to purchase. Your notice must also specify how your Shares should be registered (in your name only or in your and your spouse’s names as community property or as joint tenants with right of survivorship). The notice will be effective when it is received by the Company. If someone else wants to exercise this Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Periods of Nonexercisability	Any other provision of this Agreement notwithstanding, the Company shall have the right to designate one or more periods of time, each of which shall not exceed 180 days in length, during which this Option shall not be exercisable if the Company determines (in its sole discretion) that such limitation on exercise could facilitate the registration or qualification of any securities by the Company under the Securities Act of 1933 (the “Securities Act”) or any state securities laws, or facilitate the perfection of any exemption from the registration or qualification requirements of the Securities Act or any applicable state securities laws for the issuance or transfer of any securities. Such limitation on exercise shall not alter the vesting schedule set forth in this Agreement other than to limit the periods during which this Option shall be exercisable.

Form of Payment	When you submit your notice of exercise, you must include payment of the total exercise price for the Shares you are purchasing. Payment shall be made in the form of your personal check, a cashier’s check or a money order.

Withholding Taxes	You will not be allowed to exercise this Option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the Option exercise or the sale of shares acquired upon exercise of this Option and the sale of the shares.

Restrictions on Resale	By signing this Option, you agree not to sell any Shares at a time when applicable laws, regulations or Company or underwriter trading policies prohibit a sale.

Transfer of Option	Prior to your death, only you may exercise this Option. You cannot transfer or assign this Option. For instance, you may not sell this Option or use it as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid. You may, however, dispose of this Option in your will. Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse or former spouse, nor is the Company obligated to recognize such individual’s interest in your Option in any other way.

Retention Rights	Neither this Option nor this Agreement gives you the right to be retained by the Company in any capacity. The Company reserves the right to terminate your service pursuant to the terms of the Advisory Agreement.

Shareholder Rights	You, or your estate or heirs, have no rights as a shareholder of the Company until a certificate for your Shares has been issued.

Restriction on Transfer; Rights of First Refusal	Before any Shares registered in your name may be sold or transferred (including transfer by operation of law other than as excepted pursuant herein), you must first obtain the written consent of the Company. If such written consent is not given, then the Company shall have a right of first refusal to purchase all, but not less than all, such Shares for the same price and, to the extent practicable, on substantially the same terms and conditions offered to such prospective purchaser, in accordance with the procedures set forth below (the “Rights of First Refusal”).

If the proposed price per share is to be other than in cash, then an equivalent cash value shall be determined in good faith by the Board of Directors of the Company. If a transfer other than a voluntary sale is proposed to be made, then the price per share for purposes of the Rights of First Refusal shall be determined by the mutual agreement between you and the Company or, if no agreement can be reached, the price shall be the fair market value of such Shares, as determined in good faith by the Company’s Board of Directors.

Prior to any sale or transfer of any of Shares, you, or your legal representative, shall promptly deliver to the Secretary of the Company a written notice of the price and other terms and conditions of the offer by the prospective purchaser, the identity of the prospective purchaser, and, in the case of a sale, your bona fide intention to sell or dispose of such shares together with a copy of a written agreement between yourself and the prospective purchaser conditioned only upon the satisfaction of the procedures set forth in these Rights of First Refusal. If the Company does not give its written consent to such transfer, then the Company (or its assignees) shall, for thirty (30) days after such notice from you or your representative, have the right under this section to purchase all such Shares, as set forth herein. After the expiration of the Rights of First Refusal, or upon the written consent of the Company to the proposed transfer, you or your representative may sell or transfer the Shares specified in the notice to the Company, on the terms and conditions specified in such notice; provided, however, that the sale must be consummated within three (3) months after the date of the notice and that all Shares sold or transferred shall remain subject to the provisions and restrictions of this Agreement, including restrictions on further transfer as provided in this section, and shall carry a legend to that effect.

If the Rights of First Refusal hereunder are not exercised but you fail to consummate such sale on the same terms and conditions as set forth in the notice to the Company within three (3) months after the date of the notice, then such Rights of First Refusal shall be reinstated.

The provisions of this section shall terminate on the closing date of an underwritten public offering of Common Stock of the Company. The provisions of this section shall not apply to a transfer of any Shares by you, either during your lifetime or on death to your ancestors, descendants or spouse, or any custodian or trustee for your account or for your ancestors, descendants or spouse; provided, in each such case a transferee shall receive and hold such shares subject to the provisions and restrictions on transfer of this Agreement and there shall be no further transfer of such Shares except in accordance herewith.

The Company shall not be required to transfer on its books any Shares of the Company which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or to treat as owner of such Shares, or to accord the right to vote as such owner or to pay dividends to, any transferee to whom such shares shall have been so transferred.

Investment Intent; Covenant	Upon the grant of this Option and upon purchasing Shares upon exercise of this Option, you hereby make the following representations to the Company:

(a) You have had an opportunity to discuss the business prospects and business plan of the Company with the officers and directors of the Company. You have a preexisting personal or business relationship with the Company or one of its officers, directors or controlling persons and/or by reason of your business or financial experience you have the capacity to protect your own interests in connection with the transactions contemplated by this Agreement.

(b) You are acquiring this Option and the Shares for investment and not with a view to or for sale in connection with any distribution of said Shares or with any present intention of distributing or selling said the Shares and you do not presently have reason to anticipate any change in circumstances or any particular occasion or event which would cause you to sell said the Shares. You understand that the Shares have not been registered under the Securities Act and may not be sold or otherwise disposed of except pursuant to an effective Registration Statement filed under the Securities Act or pursuant to an exemption from the registration requirements of such Securities Act. You acknowledge that the Company is under no obligation to register the Shares under the Securities Act on your behalf. You represent and warrant that you understand that the Shares constitutes restricted securities within the meaning of Rule 144 promulgated under the Act; that the exemption from registration under Rule 144 will not be available in any event for at least one year from the date of purchase and payment for the Shares, and even then will not be available unless the terms and conditions of Rule 144 are complied with and will be subject to the limitations on amount set forth therein.

(c) Without limiting the representations and warranties set forth above, you agree that you will not make any transfer of all or any part of the Shares unless (i) there is a registration statement under the Securities Act in effect with respect to such transfer and such transfer is made in accordance therewith, or (ii) you have furnished the Company an opinion of counsel satisfactory to the Company and its counsel to the effect that such transfer will not require registration under the Securities Act. You agree that, prior to the closing of the Company’s initial public offering registered under the Act, you will not sell any of such securities through a registered broker-dealer or market maker in reliance on Rule 144(k) without the Company’s prior consent, even if you are otherwise permitted to transfer them pursuant to Rule 144(k) under the Securities Act.

Legends	All certificates representing the Shares issued upon exercise of this Option shall, where applicable, have endorsed thereon the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A REPURCHASE OPTION AND CERTAIN RESTRICTIONS UPON AND OBLIGATIONS WITH RESPECT TO TRANSFER AND RIGHTS OF FIRST REFUSAL AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL REGISTERED HOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.”

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

You agree that, in order to ensure compliance with the restrictions referred to above, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

Lock-Up Agreement	You agree, in connection with the Company’s initial underwritten public offering of the Company’s securities, (1) not to sell, make short sale of, loan, grant any options for the purchase of, or otherwise dispose of any shares of Common Stock of the Company held by you (other than those shares included in the registration) without the prior written consent of the Company or the underwriters managing such initial underwritten public offering of the Company’s securities for one hundred eighty (180) days from the effective date of such registration, and (2) you further agree to execute any agreement reflecting (1) above as may be requested by the underwriters at the time of the public offering; provided however that the officers and directors of the Company who own the stock of the Company also agree to such restrictions.

Type of Stock Option	This Option is not an incentive stock option under section 422 of the Internal Revenue Code and will be interpreted accordingly.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California.

Other Agreements	This Agreement (comprised of the cover sheet and this attachment) and the Advisory Agreement constitute the entire understanding between you and the Company regarding this Option. Any prior agreements, commitments or negotiations concerning this Option are superseded.